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[Transcript of fireside chat, first used on June 1, 2023]

Fireside Chat Transcript
June 1, 2023, at 1:30pm MT
Michael Lohscheller, CEO
Dhillon Sandhu, Investor Relations Lead
Michael Lohscheller: Good afternoon, everyone and thank you for joining me for our chat and Q&A. I’m Michael Lohscheller, CEO of Nikola Corporation. The purpose of this discussion is to answer any questions you may have related to our upcoming Annual Meeting of Stockholders, scheduled for June 7th, as well as the business of Nikola.
Before we start, I’d like to take a couple of minutes to talk about the company.
We believe that Nikola is on the right side of history. In a world where diesel trucks are starting to be phased out and strong regulations are being passed, we have zero-emission Class 8 trucks – with battery electric and hydrogen fuel cell electric powertrains – and the HYLA hydrogen infrastructure business coming together. We have a state-of-the-art manufacturing facility in Coolidge, Arizona, with a production line that is soon to be capable of building both battery electric and hydrogen fuel cell trucks. We have assembled teams of top engineers, energy experts, and assembly, sales, marketing, planning and HR personnel, among many others, coming from well-established and industry-leading companies.
We have the experience. We have the product. We have the people.
But what we’ve created is very capital-intensive. Engineering and constructing trucks and creating a hydrogen business takes capital, but we also think we can deliver good returns to our shareholders based on the competitive advantages discussed above. And with more than four million Class 8 diesel trucks on the road in North America today, we have a lot of work to do and ground to cover.
This is why we’re asking you – our stockholders – for a vote FOR Proposal 2. With just a few days left before the voting deadline, your vote FOR Proposal 2 allows us to increase the authorized number of shares of our company’s common stock. This will allow Nikola to raise capital and enable us to continue working towards achieving our business plan milestones and accomplishing our company mission to pioneer solutions for a zero-emissions world.
I am excited about what is next for Nikola. Our hydrogen fuel cell electric truck starts production next month. And we have battery electric trucks driving on the roads, in customers’ and dealers’ hands and even have inventory ready for delivery to fleets around the country. To add to that, our HYLA activities are starting to take shape with partnerships and opportunities such as our recent Voltera announcement.
Again, there is a lot of progress being made on all fronts and I am confident Nikola will continue to lead the way to a more sustainable future with your support.
Thank you for spending some time with me this afternoon and I look forward to answering your questions. Dhillon, please go ahead with the first question.

Dhillon Sandhu: Thank you, Michael. Before we begin, I would like to note that today’s discussion includes forward-looking statements about our future expectations and plans. Actual results may differ materially from those stated, and some factors that could cause actual results to differ are explained in our filings with the SEC. Forward-looking statements speak only as of the date on which they are made. You are cautioned not to put undue reliance on forward-looking statements.
We received multiple questions from stockholders on a few topics, with many of those questions receiving a significant number of votes. As such we have consolidated those questions into 4 topics which we will address today. The first being the minimum closing bid price non-compliance received from Nasdaq. That would be a good starting point so we can address any concerns.
Michael Lohscheller: Sure. As many of you are aware, we received a notice of non-compliance with respect to the minimum closing bid price from Nasdaq. We expect to have up to two 180 calendar day periods to remedy the closing bid price requirement. To regain closing bid price compliance, shares of Nikola’s common stock must close at or above $1.00 for 10 consecutive trading days in either of the two 180 calendar day periods.
In the instance Nikola’s common stock does not close at or above $1.00 for 10 consecutive trading days, we can effectuate a reverse stock split of our common stock to move Nikola’s stock price above $1.00 and regain compliance. A reverse stock split currently requires an affirmative vote of the holders of a majority of shares of our common stock outstanding as of the record date, and there is a proposal pending in Delaware that would reduce this threshold to a majority of the shares voting on the proposal voting in favor.
We believe we will be able to regain Nasdaq compliance and will work to ensure Nikola common stock is not delisted.
We have tough decisions to make as we navigate through challenging times. While the path has not been easy, and we have a very steep hill to climb, we are confident in our plan. We have world class products and world class teams and people at Nikola.
Dhillon Sandhu: Thank you, Michael. The second topic which we received a number of questions on is cash burn and profitability, and what initiatives the company is implementing to reduce spending and achieve profitability.
Michael Lohscheller: We are working diligently to reduce cash burn and achieve profitability as soon as possible. Some of the immediate steps we are taking right now include:
•Making the strategic decision to focus on hydrogen fuel cell trucks, our HYLA hydrogen supply and refueling business, and vehicle software, controls, and autonomous technologies. We will also continue our battery-electric truck. The hydrogen fuel cell truck is the preferred solution for large fleet customers that need to go 500 miles per day, and we are excited to begin serial production next month. The fuel cell has a lower weight, longer range, and significantly reduced refueling time versus the battery electric truck. While we think that the battery electric truck is a great solution for a smaller portion of the marketplace with a “return to base” model, we believe the fuel cell truck’s superior specs make it the preferred solution for larger customers, as it is expected to serve a wider variety of duty cycles and provides higher utilization.

•We are also focusing on the North American market, selling our stake in the European JV to Iveco. We are focusing on the North American market now, streamlining operations and reducing our cash burn as we are no longer required to commit precious capital to the European JV. We were previously building and developing 4 trucks on 2 continents. We are now building 2 trucks on 1 continent, cutting programs in half. The U.S. is the leader in the energy transition, with federal incentives like IRA, state incentives like California’s HVIP, New York’s TVIP, LCFS credits in multiple states, and state regulations like California’s advanced clean fleets rule.
While have decided to exit the EU market for now, this does not preclude us from entering back into the European market in the future.
We believe we have the most advanced Class 8 truck available for purchase and will be the only company with a fuel cell electric vehicles available for purchase later this year.
•In addition to refocusing on strategic priorities, we are taking measures to reduce spending and cash burn. Some of those efforts include:
◦Localizing as much of the supply chain as possible including assembling the Bosch fuel cell power module in Coolidge, which is expected to reduce bill of materials costs
◦Optimizing our cost structures and organization to align with the new focused Nikola
◦Selling existing battery electric truck inventory on our balance sheet and moving it to a build-to-order product, which optimizes working capital as we would not hold raw materials or finished goods inventory on our balance sheet
◦Working with new financing partners to reduce accounts receivables as dealers get on floorplan financing plans, and finding new retail financing customers to enable end customer sales
◦Our HYLA energy strategy has always been focused on finding partners to fund the capital requirements, which enables Nikola and its partners to share in the returns. The Voltera partnership along with others like Plug and FFI are examples of this capital light, partnership heavy strategy.
So, with our new focus, optimized and aligned cost structures, and working capital optimization, we have a better line of sight to achieve EBITDA profitability in 2025, and positive gross margin next year. This of course assumes we have sufficient common stock available to finance our business.
Dhillon Sandhu: Michael, the next requested topic from stockholders is customer orders and sales traction, and specifically what our line of sight is to achieve delivery volumes which help us achieve positive gross margin and EBITDA.
Michael Lohscheller: So, as we discussed on the Q1 earnings call, we are seeing good sales momentum for both the battery electric and hydrogen fuel cell trucks. Our dealers saw 33 battery electric retail sales in Q1, which is more than all of 2022, and orders for 140 hydrogen fuel cell trucks have been received by our dealers. As of today, that number has grown to 178 orders received by dealers. The fuel cell truck momentum is very promising, and the strong interest reaffirms our belief that we have the right product at the right time. By continuing to build sales momentum on the hydrogen fuel cell truck, and realigning cost structures, there is potential for us to reach positive gross margin and EBITDA on lower volumes than we previously communicated.
In previous quarters for the fuel cell truck, we announced LOIs and orders from customers. These include the long-standing order for up to 800 trucks from Anheuser-Busch, an LOI for up to 100 trucks from PGT trucking, up to 75 truck order from PLUG, an LOI for up to 70 trucks from TTSI, and up to 40 truck LOI from Covenant. These announcements still stand, and some have been converted to orders that are a part of the 178 mentioned above. End customer orders for hydrogen fuel cell trucks include:
•50 truck order from AJR trucking;
•20 for Biagi Bros on behalf of Anheuser-Busch; and
•The first 5 from Plug Power.
So, we are seeing those LOI’s, and indications of interest begin to convert to end customer orders, and we look forward to growing our orderbook and building sales momentum.
Dhillon Sandhu: Thank you, Michael. Lastly, we received questions regarding hydrogen station infrastructure and the plan to roll out the stations to support truck deployment.
Michel Lohscheller: We are making good progress on the buildout of our hydrogen refueling ecosystem. What we are planning to execute is something which has never been done before. We are balancing the deployment of new truck technology while rolling out the critical refueling infrastructure required to fuel those vehicles. This is a massive feat which will require a lot of capital, and multiple stakeholders working together to accomplish the mission. Nikola is pushing forward with our partners to do just that. We recently announced our joint development agreement with Voltera, in which Voltera will supply the capital and operate up to 50 HYLA branded hydrogen refueling stations. The stations are intended to provide the dispensing and recharging infrastructure capable of refueling both hydrogen fuel cell and battery electric trucks. Our agreement with Travel Centers of America (TA) is another example of a great infrastructure partnership. We have made good progress on the Ontario (CA) station on equipment and permitting and we expect to complete the station in Q4 2023.
Equally exciting is the pioneering work that Nikola has done on hydrogen mobile fuelers. In addition to deploying 4 of our own heavy duty 700 bar mobile fuelers, we have also entered into strategic supplier agreements, including with Chart Industries and Taylor Wharton, in which they will supply the equipment to produce, transport, and dispense hydrogen including mobile fuelers and modular stations. Mobile fuelers we believe will play a key role in ecosystem, allowing flexible deployments at low capital costs and gives Nikola a valuable early mover advantage in the hydrogen ecosystem
We are also working with partners like Fortescue Future Industries to identify and co-develop hydrogen production facilities, and other partners for hydrogen supply and offtake, including Plug Power and KeyState Natural Gas Synthesis.
Our partnership ecosystem is proof that Nikola is the natural solution for hydrogen supply offtake. On highway vehicles consume significant amounts of energy, and we are not aware of other players who will have their vehicles on the road by the end of this year. Nikola’s ability to meet this significant hydrogen demand also means that Nikola will share in a market opportunity for creating value from participating in energy supply, logistics and dispensing, including the ability participate in large incentive programs such as IRA, LCFS and other programs. We think that the value proposition of being an integrated truck and energy company is distinctive and offers customers and shareholders the ability to participate in multiple streams of value.
Thank you all for participating in this chat and we will look to have these more often in the future. And once again, we ask you for a vote FOR Proposal 2, which will allow us to raise capital and enable us to continue working towards achieving our business plan milestones and accomplishing our company mission.
Thank you so very much, once again. Goodbye.

[Press release issued on June 1, 2023]

NIKOLA CEO ANSWERS STOCKHOLDER QUESTIONS AND ADDRESSES
FUTURE IN FIRESIDE CHAT

Capital-intensive business requires tough decisions, focus on streamlining and increasing positive momentum

PHOENIX – June 1, 2023 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy supply and infrastructure solutions, via the HYLA brand, hosted a fireside chat with Nikola President and CEO, Michael Lohscheller, with questions submitted by NKLA stockholders. The chat was held in advance of the June 7 annual stockholders meeting where an important vote is being held on Proposal 2 to allow the company to increase the authorized number of shares of its common stock.

A complete video and transcript of the session can be found here: https://www.nikolamotor.com/investor-events/.

Lohscheller kicked off the session with the following remarks:

“We believe that Nikola is on the right side of history. In a world where diesel trucks are starting to be phased out and strong regulations are being passed, we have zero-emission Class 8 trucks – with battery electric and hydrogen fuel cell electric powertrains – and the HYLA hydrogen infrastructure business coming together. We have a state-of-the-art manufacturing facility in Coolidge, Arizona, with a production line that is soon to be capable of building both battery electric and hydrogen fuel cell trucks. We have assembled teams of top engineers, energy experts, and assembly, sales, marketing, planning and HR personnel, among many others, coming from well-established and industry-leading companies. We have the experience. We have the product. We have the people.”

“But what we’ve created is very capital-intensive,” he added. “Engineering and constructing trucks and creating a hydrogen business takes capital, but we also think we can deliver good returns to our stockholders based on the competitive advantages discussed above. And with more than four million Class 8 diesel trucks on the road in North America today, we have a lot of work to do and ground to cover.”

Among the topics addressed by Lohscheller:

•The Nasdaq non-compliance letter
•Company initiatives to reduce spending and achieve profitability
•Customer orders, sales traction, and delivery volumes
•Hydrogen station infrastructure and the plan to roll out the stations to support truck deployment

Approval of Proposal 2 will help ensure that Nikola can continue moving forward to achieve new milestones on the path to pioneering solutions for a zero-emissions world. Without these additional shares, Nikola’s ability to continue its ongoing operations and objectives, including Nikola’s need for capital, will be out of reach.

Every vote matters. Stockholders must ACTIVELY VOTE by 11:59 p.m., Eastern Time, on June 6, 2023, for their vote to count. Stockholders as of the close of business on April 10, 2023, are entitled to vote, even if they no longer own the shares.

Voting is quick and simple:

•BY PHONE: Call Alliance Advisors, Nikola's proxy solicitor, toll-free at (855) 935-2562 if in North America. International voters can call +1 (551) 210-9929. You can also contact Alliance Advisors if you have any questions about voting.

•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.

◦If you are a Robinhood holder, proxy voting emails are sent by noreply@robinhood.com and voting is hosted by Say Technologies. You will be able to vote and view materials directly from your email.

The 2023 Annual Meeting of Stockholders will be held virtually on Wednesday, June 7, 2023, at 1:00 p.m., Pacific Time via live audio webcast. To attend the meeting, register in advance at http://www.viewproxy.com/nkla/2023 by 11:59 p.m., Pacific Time on June 6, 2023.

ABOUT NIKOLA CORPORATION
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, via the HYLA brand, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to Nikola Corporation (the "Company"), including statements relating to the Company’s goal, mission and strategy; and the Company’s need for additional shares of common stock and capital, including potential consequences of not obtaining the required stockholder vote. These forward-looking statements generally are identified by words such as "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: risks related to the rollout of the Company’s business and milestones and the timing of expected business milestones; the availability of and need for capital; the approval by stockholders of an increase in the Company’s authorized common stock; the Company’s ability to achieve cost reductions and decrease its cash usage; and the factors, risks and uncertainties described in the "Risk Factors" section of the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC, in addition to the Company's subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause the Company's actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES
press@nikolamotor.com

[Text of email from Michael Lohscheller, President and Chief Executive Officer, to Nikola employees, first used on June 1, 2023]

Hello everyone.

With just a few days ahead of the deadline to vote FOR the proposals before our Annual Meeting of Stockholders, I held a Fireside Chat and Q&A with our NKLA stockholders. The purpose of this Chat was to address questions from our stockholders as a means to encourage their FOR vote and to provide additional context to our current and future state of Nikola.

Please take the time to watch for yourself here https://www.nikolamotor.com/investor-events/ and also be sure to vote FOR before the deadline on June 6 at 11:59 p.m. ET. For those of you who already voted, thank you for your support.

Regards,

Michael

[Social media post, first used on June 1, 2023]

In advance of the Nikola Annual Meeting of Stockholders on June 7, Nikola President & CEO, Michael Lohscheller, answered NKLA stockholder questions in today's CEO Fireside Chat and Q&A. Thank you for your support and for submitting your questions regarding the current and future state of Nikola. Learn more here [link to press release dated June 1, 2023].

[Social media post, to be first used on or about June 3, 2023]

#NKLA stockholders, have you voted yet? Drive our future forward by voting FOR Proposal 2 TODAY. https://www.nikolamotor.com/stockholder-meeting/

[Social media post, to be first used on or about June 4, 2023]

TIME IS RUNNING OUT! Make your vote count. Vote FOR Proposal 2 by calling (855) 935-2562 or 1 (551) 210-9929 for international holders. The deadline for voting is June 6, 2023, at 11:59 p.m. ET. https://www.nikolamotor.com/stockholder-meeting/